                                                                 EXHIBIT 23.1




CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 and related prospectus pertaining to the 1988 Employee Stock Purchase Plan of Chiron Corporation of our report dated February 17, 1995, relating to the consolidated balance sheet of Chiron Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the related schedule, which report appears in the December 31, 1994 annual report on Form 10-K of Chiron Corporation.



                                                  KPMG Peat Marwick LLP

San Francisco, California
March 27, 1995